Exhibit 6.72

EXHIBIT G – REVISED JULY 2024

SCHEDULE OF PAYMENTS

CMH agrees to pay the licensing fees per the original agreement through July 24, 2024. Henceforth, CMH agrees to pay Cytonics according to the revised schedule below.

Year	Lump Sum	Month	Mthly	Annual
2024	80,000	Jan-24	21,667	
		Feb-24	21,667	
		Mar-24	21,667	
		Apr-24	21,667	
		May-24	21,667	
		Jun-24	21,667	
		Jul-24	21,667	
		Aug-24	15,000	
		Sep-24	15,000	
		Oct-24	15,000	
		Nov-24	15,000	
		Dec-24	15,000	306,667
2025			15,000	180,000
2026			15,000	180,000
2027			15,000	180,000
2028			15,000	180,000
2029			15,000	180,000

___________________________ Blake Petrunick, President, CareStream America ___________________________ Joey Bose, CEO, Cytonics Corporation Blake Petrunick (Jul 19, 2024 13:35 EDT) Blake Petrunick 19/07/24 19/07/24